EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 17, 2016, by and among MainStreet Bancshares, Inc., a proposed bank holding company organized under the laws of the Commonwealth of Virginia, with its principal office in Fairfax, Virginia (the “Holding Company”), and MainStreet Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia, with its main office in Fairfax, Virginia (the “Bank”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Holding Company and the Bank have previously resolved that the reorganization of the Bank under a holding company structure pursuant to a statutory share exchange transaction under the Virginia Stock Corporation Act (the “Share Exchange”) so that the Bank will become a wholly owned subsidiary of the Holding Company, is in the respective best interests of the constituent corporations and their shareholders; and

WHEREAS, each Board has approved this Agreement and Plan of Reorganization.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the constituent corporations agree as follows:

1. The Share Exchange. At the Effective Date, the Bank shall become a wholly owned banking subsidiary of the Holding Company pursuant to the Plan of Share Exchange attached hereto as Appendix A. The Share Exchange and the reorganization shall be effective on the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia, effectuating the reorganization (the “Effective Date”).

2. Name; Articles of Incorporation; Bylaws; Offices. At the Effective Date, the name, articles of incorporation and bylaws of the Bank will not change. The main office and branches of the Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange. At the Effective Date, the articles of incorporation and bylaws of the Holding Company will be in the forms attached hereto as Appendix B and Appendix C, respectively.

3. Conversion of Shares. Upon, and by reason of, the Share Exchange becoming effective, shares of the Bank shall be converted into shares of the Holding Company pursuant to Article 3 of the Plan of Share Exchange.

4. Board of Directors; Officers.

(a) At the Effective Date, the boards of directors of the Bank and the Holding Company shall continue to serve as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

(b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

5. Capital of the Bank. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank immediately prior to the Effective Date.

6. Rights of Dissenting Shareholders. Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters’ rights of appraisal and remedies set forth in Article 15 of the Virginia Stock Corporation Act (Va. Code § 13.1-729, et seq.). Any holder of Bank Common Stock who has perfected dissenters’ rights of appraisal in accordance with and as contemplated by the applicable provisions of Article 15 of the Virginia Stock Corporation Act (Va. Code § 13.1-729, et seq.) shall be entitled to receive from the Bank the value of such shares in cash as determined pursuant to such provisions of law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Article 15 of the Virginia Stock Corporation Act (Va. Code § 13.1-729, et seq.) and duly surrendered the certificate(s) representing the shares for which payment is being made. In the event that a dissenting shareholder having dissenters’ rights as a matter of law fails to perfect or effectively withdraws or loses the right to appraisal and of payment for the shareholder’s shares, after the Effective Date, the Holding Company will issue and deliver the consideration to which such holder was entitled (without interest) on surrender of the certificate(s) representing shares of Bank Common Stock held by such holder.

7. Conditions to the Share Exchange. Consummation of the Share Exchange is conditioned upon:

(a) Approval and recommendation of this Agreement by the affirmative vote of at least two-thirds (2/3) of the directors of the Bank in office.

(b) Approval of this Agreement by the affirmative vote of the shareholders owning a majority of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors.

(c) Receipt of all required regulatory approvals and compliance with applicable federal and state securities law requirements.

(d) Receipt of an opinion of counsel as to the tax-free nature of the share exchange transaction.

(e) Unless waived or reduced by the Bank, the number of shares whose holders perfected appraisal rights under the Virginia Stock Corporation Act shall not represent five percent (5%) or more of the outstanding shares of Bank common stock.

8. Termination. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of this Agreement by the Bank’s shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank’s shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Cashier or Secretary, pursuant to duly authorized resolutions of its Board of Directors.

ATTEST:	MAINSTREET BANCSHARES, INC.

By:	By:	/s/ Jeff W. Dick

Name: Jeff W. Dick Title: President and Chief Executive Officer

ATTEST:	MAINSTREET BANK

By:	By:	/s/ Jeff W. Dick

Name: Jeff W. Dick Title: President and Chief Executive Officer

Appendix A

PLAN OF SHARE EXCHANGE

BETWEEN

MAINSTREET BANCSHARES, INC.

AND

MAINSTREET BANK

ARTICLE 1

THE PARTIES TO THE SHARE EXCHANGE AND EFFECTIVE DATE

1.1 The Parties to the Share Exchange. The name of the party whose shares are being acquired in the Share Exchange (as defined in section 2.1 below) is the MainStreet Bank, a Virginia corporation (the “Bank”). The name of the party acquiring the shares of the Bank in the Share Exchange is MainStreet Bancshares, Inc., a Virginia corporation (the “Holding Company”).

1.2 Effective Date. The effective date (the “Effective Date”) of the Share Exchange shall be the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia, effectuating the Share Exchange.

ARTICLE 2

TERMS AND CONDITIONS OF THE SHARE EXCHANGE

2.1 The Share Exchange. At the Effective Date, the Bank shall become a wholly owned subsidiary of the Holding Company through the exchange of the outstanding shares of common stock of the Bank for shares of the common stock of the Holding Company (the “Share Exchange”). The Share Exchange shall be effected in accordance with Section 3.1 of this Plan of Share Exchange and pursuant to Section 13.1-717 of the Virginia Stock Corporation Act.

2.2 Effect of Share Exchange. At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

2.3 No Change of Control. This Plan of Share Exchange shall not constitute a change of control for purposes of any Bank Options (as defined below) granted by the Bank under the Bank Stock Option Plan (as defined below).

ARTICLE 3

MANNER OF EXCHANGING SHARES

3.1 Exchange of Shares. Upon the Effective Date, shares of Holding Company common stock shall be issued and allocated as follows:

(a) Issued and outstanding shares of common stock of the Bank (“Bank Common Stock”) shall be the only class or series of Bank capital stock outstanding as of the Effective Date.

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(b) Except with respect to shares as to which dissenters’ rights of appraisal have been perfected in accordance with the provisions of Article 15 of the Virginia Stock Corporation Act, Section 13.1-729, et seq., if any, each of the issued and outstanding shares of Bank Common Stock shall be automatically exchanged for one share of common stock of the Holding Company (“Holding Company Common Stock”). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. After the Effective Date, holders of Bank Common Stock shall have no rights as shareholders of the Bank other than the right to receive an equal number of shares of Holding Company Common Stock, and there shall be no transfer on the stock transfer book of the Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Date. As soon as practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Common Stock received in the Share Exchange. Each holder of Bank Common Stock, upon the surrender of the shareholder’s Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefore a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

(c) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company.

3.2 Conversion of Stock Options.

(a) On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options (“Bank Options”) granted by the Bank under the Bank’s 2004 Stock Option and Incentive Plan, the Bank’s 2006 Incentive Stock Plan and the Bank’s proposed 2016 Equity Incentive Plan (the “Bank Stock Option Plans”) that are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the Bank Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced.

(b) From the Effective Date forward,

(i) each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, and

(ii) the number of shares of Holding Company Common Stock subject to each Bank Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date, and

(iii) the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date, and

(iv) the terms and conditions of each Bank Stock Option Plan shall be converted into and deemed to be the terms and conditions of a substantially identical Holding Company Stock Option Plan, which shall be effective on and continue after the Effective Date.

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